EXHIBIT H

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock of Consumer Portfolio Services Inc. dated as of November 13, 2025 is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Black Diamond Capital Management I, LLLP

Signature:	/s/ Stephen H. Deckoff
Name/Title:	Stephen H. Deckoff, Managing Principal
Date:	11/13/2025

Stephen H. Deckoff

Signature:	/s/ Stephen H. Deckoff
Name/Title:	Stephen H. Deckoff
Date:	11/13/2025